EXHIBIT (10)(a)

	CHAMPION PARTS, INC.
	2525 22nd Street
	Oak Brook, IL 60521


	September 20, 1993




RGPH Holding, Inc.
Mr. Raymond G. Perelman
1820 Rittenhouse Square
Philadelphia, Pennsylvania 19103

Gentlemen:

This letter, when signed by you, sets forth the terms of a binding Agreement between Champion Parts, Inc., an Illinois corporation (the "Company"), and Raymond G. Perelman ("Perelman") and RGPH Holding, Inc., a Delaware corporation ("RGPH").

In consideration of the mutual covenants contained herein, the parties to this Agreement hereby agree as follows:

1.	This Agreement shall govern the election of directors of the Company at the 1993 Annual Meeting of Shareholders and at each shareholders meeting thereafter at which directors are to be elected or removed. Either party may terminate this Agreement by so notifying the other party in writing, such notice to be delivered not less than 90 days prior to the first shareholders meeting (or, in the case of filling a vacancy on the board directors to the extent permitted by applicable law, the first meeting of the board) at which this Agreement is not to govern.

2.	The Company's board of directors will consist of nine members.  The 1993
Annual Meeting of Shareholders will be held as soon as practicable following the execution of this Agreement. At the 1993 Annual Meeting the board's nominees shall be:

Thomas Blashill ("Blashill")
Calvin A. Campbell, Jr. ("Campbell")
John Gross
Raymond Gross
Gary Hopmayer

Barry Katz ("Katz")
Edward Kipling
Raymond Perelman ("Perelman")
Donald Santucci.

If any of Perelman, Katz or Campbell is unable or unwilling to serve as a director of the Company, then in filling the resulting vacancy or in selecting replacement nominees, the following provisions shall govern:

(a)	Campbell shall be replaced by a nominee selected by the board (other than
Perelman and Katz) and reasonably acceptable to Perelman; and

(b)	Katz and/or Perelman shall be replaced by a nominee selected by Perelman or his executor or administrator and reasonably acceptable to the board.

3.	In an election of directors, to the extent that other persons vote Company common shares, in person or by proxy, for nominees other than those referred to, or selected in accordance with, paragraph 2 hereof, the Company will cumulate the votes it may cast for (a) Katz before Campbell and (b) Campbell before Blashill. The Company agrees that it will take such action to deter the election of Charles P. Schwartz, Jr. ("Schwartz") to the board as may be determined, in the business judgment of a majority of the board members, to be in the Company's best interest, including (i) not selecting Schwartz as a nominee for election as a director by shareholders, (ii) not casting any votes held by the Company or its representatives by proxy or otherwise for Schwartz' election as a director should he be nominated and (iii) not electing
Schwartz to fill any vacancy that may arise on the board.

4.	Perelman and RGPH hereby grants to the Company the proxy to vote their shares of the Company's common stock for the election of directors in accordance with Paragraphs 2 and 3; provided, however, that Perelman and RGPH retain the discretion to vote their shares of the Company's common shares in favor or against any other matter which may come before the Company's shareholders. Perelman will not, directly or indirectly, solicit proxies, or participate in the solicitation of proxies, in opposition to the nominees described in this Agreement or in favor of any alternative nominees or propose that or encourage any other person to do so or to nominate any person not set forth as a nominee in accordance with this Agreement and will advise the Company promptly if Perelman learns of any person who intends to conduct any of the foregoing activities.


5.	The Company will solicit proxies to be voted for the election of the nominees for director as described in this Agreement and will not, directly or indirectly, solicit proxies, or participate in the solicitation of proxies, in opposition to the nominees described in this Agreement or in favor of alternative nominees or propose that or encourage any other person to do so or to nominate any person not set forth as a nominee in accordance with this Agreement and will advise Perelman promptly if the Company learns of any person who intends to conduct any of the foregoing activities.

6.	This Agreement shall terminate and be automatically null and void and
Perelman and Katz will immediately resign from the board, if RGPH and Perelman cease to own beneficially collectively 182,763 or more of the Company's common shares (adjusted for stock splits, stock dividends combinations of shares or other recapitalizations affecting the common shares).

7.	The Company will reimburse Perelman for legal fees incurred by him in connection with the matters covered by this Agreement upon presentation to the Company of reasonable documentation of such fees; provided, however, that Perelman shall not be required to waive any attorney client privilege in presenting such documentation and the Company shall not be required to reimburse Perelman for an amount of legal fees in excess of the amount of legal fees paid by the Company to Kirkland & Ellis for services in connection with the matters covered by this Agreement.

8.	Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

9.	All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of Illinois.


If you are in agreement with the terms of this letter, please evidence your agreement by signing and returning to the Company the enclosed copy of this letter.

Very truly yours,

CHAMPION PARTS, INC.


By:
Donald G. Santucci,
Its President


Agreed to and accepted this
20 day of September, 1993.



Raymond G. Perelman


RGPH Holding, Inc.


By:
Its:


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